Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting) dated January 12, 2011, relating to the consolidated financial statements of BWAY Parent Company, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 25, 2011